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                                EXHIBIT 11

           EXECUTONE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
           STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                            Three Months Ended          Six Months Ended
                                 June 30,                    June 30,
                           1995             1994      1995             1994

INCOME (LOSS) FROM CONTINUING
  OPERATIONS            $(39,936,000)  $2,414,000  $(39,817,000)  $2,500,000

DISCONTINUED OPERATIONS:
  INCOME FROM OPERATIONS,
   NET OF INCOME TAXES           ---          ---           ---      153,000
  GAIN ON DISPOSAL,
   NET OF INCOME TAXES           ---          ---           ---      604,000

NET INCOME (LOSS)       $(39,936,000)  $2,414,000  $(39,817,000)  $3,257,000

WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES
  OUTSTANDING             46,590,000   43,718,000    46,268,000   43,221,000

COMMON STOCK EQUIVALENT
  SHARES ASSUMED TO BE
  ISSUED FOR DILUTIVE STOCK
  OPTIONS AND WARRANTS           ---    3,933,000           ---    4,516,000

TOTAL WEIGHTED AVERAGE COMMON
  AND COMMON EQUIVALENT SHARES
  OUTSTANDING             46,590,000   47,651,000     46,268,000  47,737,000

EARNINGS (LOSS) PER COMMON SHARE:
  Continuing Operations      $ (0.86)      $ 0.05        $ (0.86)     $ 0.05
  Discontinued Operations        ---          ---            ---        0.02

  Net Income (Loss)          $ (0.86)      $ 0.05        $ (0.86)     $ 0.07













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